EXHIBIT 10.19.1


1.       GOAL

The Bowater Annual Incentive Plan is designed to provide incentive compensation to key employees who are in the most critical roles to make important contributions to the Company's performance. Specific Plan objectives are to:

         o Reward for meeting or exceeding specific performance criteria
         o Provide significant award potential for achieving outstanding performance
         o Attract, motivate and retain highly talented and competent individuals

2.       PERFORMANCE MEASURES

The award earned in 1998 will be based on the following performance measures:
(See Attachment A):

          --      Return on Net Assets (RONA)
          --      Return on Capital Spending (ROCS)
          --      Mill Performance
          --      Forest Products Performance
          --      Sales Goals


3.       PLAN PARTICIPANTS

At the beginning of or during, the Plan year, key employees will be selected to participate in the Plan. Each participant will be informed of his or her target incentive award (as a percent of salary) and the percentage weighting each of the factors will have in determining the participant's award.

Plan participation is extended to selected employees who, in the opinion of the Chief Executive Officer (CEO) and the Human Resources and Compensation Committee
(HRCC) of the Board of Directors, have the opportunity to have a significant impact on the annual operating success of the Company. These employees are notified in writing of their selection to participate in the Plan. Participation in the Plan does not constitute a contract for continued employment; nor does participation in the Plan in 1998 guarantee the right to participate in future years.



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A participating employee will be eligible for awards if he or she has been employed by the Company or one of its subsidiaries for at least 6 months, has been in eligibility status for 4 months and is an active employee as of December 31 of the plan year (unless termination before December 31 is caused by death, disability or retirement, in which case the employee or beneficiary will be eligible for a prorated award as long as the other two criteria are satisfied). Employees who receive bonus-equivalent payments pursuant to the severance terms of separate agreement will not be eligible for an award under this Plan. Payments will be made in a lump sum cash amount prorated to the number of months the employee was a participant and/or actively at work if less than the full plan year. The payments will be made as soon as possible after the computation of results.


4.       HRCC APPROVAL OF AWARDS AND RIGHT TO AMEND

The Human Resources and Compensation Committee of the Board of Directors will approve all awards before payments are made. The Committee reserves the right to adjust any or all awards; this includes the right to eliminate any or all awards for any year if, in the Committee's judgment, they are not warranted. The Board of Directors may alter, amend or terminate the Annual Incentive Plan at any time.


5.       PARTICIPANT GROUP MEASUREMENT WEIGHTINGS

                                                                                             Forest         Individual
                                                                                            Products          Sales
                        RONA                ROCS                Mill Performance           Performance         Goals
                     --------------------------------------------------------------------------------------------------------------
                       Consol-
                       idated     Consolidated    Division  Consolidated    Division        Division        Division       Total
                     ----------- --------------- --------- --------------- -----------  ----------------  ------------- -----------
Corporate Staff         50.0%           25.0%                      25.0%                                                  100.0%

Presidents              25.0%                       25.0%                     25.0%                            25.0%      100.0%
Newsprint/
Directory;
Coated/Pulp

Newsprint/              25.0%                       25.0%                     35.0%                            15.0%      100.0%
Directory;
Coated/Pulp

Forest Products         25.0%                       15.0%                     25.0%             35.0%                     100.0%
(1)

Sales - Vice            13.4%                       13.3%                     13.3%                            60.0%      100.0%
Presidents (2)

Sales Force (2)          6.8%                        6.6%                      6.6%                            80.0%      100.0%

(1) See attached for Forest Products Division specific weightings
(2) Sales employees are included in a separate sales bonus plan